TRICO MARINE SERVICES, INC.

Press Release

For immediate release

                             Contact:    Victor M. Perez
                                         (713) 780-9926



           TRICO MARINE COMPLETES PREVIOUSLY ANNOUNCED
                ACQUISITION OF SUPPLY VESSEL FLEET


Houston, Texas, October 11, 1996 - Trico Marine Services, Inc. (NASDAQ: TMAR) announced today that it had closed the previously announced acquisition of seven supply vessels and related assets from Kim Susan, Inc. and its affiliates for $32 million in cash.

As previously announced, this acquisition, along with the acquisition of three supply vessels purchased from subsidiaries of OMI Corp. on September 30, brings Trico's supply vessel fleet to 31 vessels, up from 16 at the beginning of 1996, and its total fleet of marine support vessels to 62, up from 39.

Trico Marine provides a broad range of marine support services to the oil and gas industry, primarily in the Gulf of Mexico and Brazil. The services provided by the Company's diversified fleet of vessels include the marine transportation of drilling materials, supplies and crews, and support for the construction, installation, maintenance and removal of offshore facilities. Trico has principal offices in Houma, Louisiana, and Houston, Texas.